UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-14999	87-0432572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (506) 298-1280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 28, 2007, the board of directors of the operating subsidiary of Rica Foods, Inc. (the “Company”), Corporación Pipasa, S.A. (“Pipasa”), resolved to enact a termination plan, whereby certain employees of Pipasa hired before July 7, 2004 (the “Plan Employees”) would be terminated on October 31, 2007 and rehired on November 1, 2007 in accordance with Costa Rican Labor Laws (the “Termination Plan”). Pipasa’s board of directors resolved to enact the Termination Plan in order to adjust the rights and benefits of the Plan Employees to match the rights and benefits of Pipasa employees hired on or after July 7, 2004 (the “New Employees”).

For employees hired before July 7, 2004, Pipasa provided benefits and rights to its employees which exceeded the required rights and benefits under Costa Rican Labor Laws. On July 7, 2004, Pipasa enacted a change in the rights and benefits provided to its New Employees. The change aligned the rights and benefits provided to the New Employees with the requirements of Costa Rican Labor Laws. However, this change developed two “classes” of employees based solely on the employees’ hire date. Prior to the implementation of the Termination Plan, the Plan Employees had rights and benefits which exceeded those of the New Employees.

On September 28, 2007, Pipasa’s board of directors determined that it would be in Pipasa’s best interests to rectify the disparity in benefits and rights of its employees by enacting the Termination Plan. Following the Plan Employees’ rehire on November 1, 2007, the Plan Employees now have the same rights and benefits of the New Employees. As a result of the Termination Plan, Pipasa anticipates significant labor cost savings over time.

Pipasa incurred certain charges associated with the Plan Employees’ termination under Costa Rican Labor Laws. The total cost to Pipasa as result of Termination Plan is $6,641,813 (US). This cost is solely related to the payment of legal rights and benefits to Plan Employees under Costa Rican Labor Laws. Pipasa and the Company have no further obligations or charges associated with the Termination Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rica Foods, Inc.
(Registrant)

	By:	/s/ Gustavo Barboza
	Name:	Gustavo Barboza
	Title:	Chief Financial Officer

Dated: November 7, 2007